Exhibit 5.1


           [Letterhead of Crowe & Dunlevy a Professional Corporation]

                                 March 12, 2007

AMREP Corporation
300 Alexander Park, Suite 204
Princeton, New Jersey 08540

               Re: AMREP Corporation -Registration Statement on Form S-8 Relating to 400,000 Shares of Common Stock in Connection with the AMREP Corporation 2006 Equity Compensation Plan (the "Plan")

Ladies and Gentlemen:

     AMREP Corporation (the "Company") has approved the registration of 400,000 shares of its Common Stock, par value $0.10 per share (the "Shares"), on the above referenced Registration Statement to be issued pursuant to the terms of the Plan.


     You have requested our advice with respect to the legality of the Shares issuable pursuant to the Plan.

     We have examined, and are familiar with, the originals or copies, the authenticity of which have been established to our satisfaction, of all documents and other instruments we have deemed necessary to express the opinions hereinafter set forth. We have assumed the accuracy and completeness of such documents and instruments and of the information contained therein.

     Based on the foregoing, and upon consideration of applicable law, it is our opinion that the Shares that may be issued pursuant to the Plan have been or will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the above-captioned Registration Statement.

                                                Respectfully submitted,

                                                CROWE & DUNLEVY
                                                A PROFESSIONAL CORPORATION

                                                By:  /s/ Michael M. Stewart
                                                   ----------------------------
                                                   Michael M. Stewart